NEIMAN FUNDS
Amendment No. 11
to
Agreement and Declaration of Trust

The undersigned Secretary, Treasurer, and President of Neiman Funds (the "Trust") hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust at a meeting held on September 17, 2024:

RESOLVED, that pursuant to Section 4.1 of the Agreement and Declaration of Trust of Neiman Funds, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

"Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate CLASS A and NO-LOAD CLASS shares of the "NEIMAN LARGE CAP VALUE FUND" Series of Shares; and without classes of shares the ADVISORS CAPITAL TOTAL RETURN – EQUITY FUND Series of Shares; the ADVISORS CAPITAL SMALL/MID CAP FUND Series of Shares; ADVISORS CAPITAL TACTICAL FIXED INCOME FUND Series of Shares; ADVISORS CAPITAL ACTIVE ALL CAP FUND Series of Shares; ADVISORS CAPITAL GROWTH FUND Series of Shares; and ADVISORS CAPITAL INTERNATIONAL FUND Series of Shares. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:"; and

FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Date: October  4 , 2024

/s/ Daniel Neiman

Daniel Neiman

Secretary, Treasurer, and President